Nobo Holder Script for Indiana Energy, Inc.


Hello, my name is ________. May I please speak to ____________. I am calling on behalf of Indiana Energy, Inc. of which you are a shareholder.

1.  Have you received your proxy material for the upcoming special
meeting?    Y, N

     Yes:  Go to question number 2.

     No:   You should have received the material relating to the
upcoming special meeting of shareholders. If you have not received the special meeting materials please call your broker and request that another set of material be sent to you as soon as possible. Remember that the Board of Directors of Indiana Energy has unanimously approved the merger agreement and unanimously recommends that shareholders of Indiana Energy vote for approval and adoption of the merger agreement.


2.  Have you returned your proxy card?    Y, N, U

     Yes:  Go to question number 3.

     No:   Would you please complete and return the proxy card as soon as possible. Your vote as a shareholder is very important to us. Please remember that the Board of Directors of Indiana Energy has unanimously approved the merger agreement and unanimously recommends that shareholders of Indiana Energy vote for approval and adoption of the merger agreement. Thank you and have a nice day. END CALL.


3.  May I ask if you are in support of the merger proposal?   Y, N, U,
R

     All: Thank you and have a nice day. END CALL


Answering Machine:

Hello, my name is ________. I am calling on behalf of Indiana Energy, Inc. This is a courtesy call to remind you to please vote and return your proxy. The Board of Directors of Indiana Energy has unanimously approved the merger agreement and unanimously recommends that shareholders of Indiana Energy vote for the approval and adoption of the merger agreement. Thank you and have a nice day. END CALL